EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 19, 2021 with respect to the statements of condition including the related portfolios of Buyback Leaders Portfolio 2021-4 and American Infrastructure Growth Portfolio 2021-4 (included in Invesco Unit Trusts, Series 2168) as of October 19, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-258841) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
October 19, 2021